Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION.  THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFER, INCLUDING ANY SALE, PLEDGE OR OTHER HYPOTHECATION, SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND INTEL CAPITAL CORPORATION, A COPY OF WHICH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS INSTRUMENT TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

STOCK RIGHTS AGREEMENT

This STOCK RIGHTS AGREEMENT is dated as of September 24, 2003 (this “Agreement”) and entered into by and between Micron Technology, Inc., a Delaware corporation (the “Company”), and Intel Capital Corporation, a Cayman Islands corporation (“Intel Capital”).  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement (as hereinafter defined).

WHEREAS, pursuant to a Securities Purchase Agreement, dated as of September 24, 2003 (the “Securities Purchase Agreement”), by and between the Company and Intel Capital, the Company is issuing and selling to Intel Capital, in consideration of the payment of four hundred and forty nine million nine hundred and ninety nine thousand nine hundred and ninety eight dollars and five cents ($449,999,998.05), certain stock rights, which provide Intel Capital the right to acquire, for no additional consideration, shares of Common Stock of the Company;

WHEREAS, the Company proposes to issue to Intel Capital certain rights (the “Rights”) to purchase up to an aggregate of 33,860,045 shares (subject to adjustment as set forth in this Agreement) of Common Stock (the shares of Common Stock and other securities issuable upon exercise of the Rights being referred to herein as the “Rights Shares”);

WHEREAS, the term “Rights” hereunder shall also refer to any Additional Adjustment Rights (as defined in the Securities Purchase Agreement), if any, issued by the Company pursuant to the Securities Purchase Agreement; and

WHEREAS, the Company and Intel Capital are concurrently entering into a Securities Rights and Restrictions Agreement, dated as of the date hereof (the “Rights and Restrictions Agreement”), pursuant to which the Company and Intel Capital have agreed, among other things, to certain rights and restrictions with respect to the transfer of the Rights and Rights Shares.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Rights Certificates.  The Company will issue and deliver to Intel Capital a certificate or certificates evidencing the Rights (the “Rights Certificates”) pursuant to and in accordance with the terms of the Securities Purchase Agreement.  Such certificate or certificates shall be substantially in the form set forth as Exhibit A attached hereto.  Rights Certificates shall be dated the date of issuance by the Company.

SECTION 2. Execution of Rights Certificates.  Rights Certificates shall be signed on behalf of the Company by its Chief Executive Officer, President or a Vice President and attested by its Secretary or an Assistant Secretary.

SECTION 3. Registration.  The Company shall number and register the Rights Certificates in a register (the “Rights Register”) as they are issued.  The Company may deem and treat the registered holder(s) from time to time of the Rights Certificates (the “Holders”) as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.  The Rights shall be registered initially in such name or names as Intel Capital shall designate.

SECTION 4. Restrictions on Transfer; Registration of Transfers and Exchanges.  Subject to any applicable conditions to transfer contained in the Securities Purchase Agreement or the Rights and Restrictions Agreement, the Company shall from time to time register the transfer of any outstanding Rights Certificates in the Rights Register to be maintained by the Company upon surrender of the Rights Certificates accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Company, duly executed by the registered holders thereof, the duly appointed legal representative thereof or a duly authorized attorney.  Upon any such registration of transfer, a new Rights Certificate shall be issued to the transferee holder(s) and the surrendered Rights Certificate shall be canceled and disposed of by the Company.

Except as provided in the immediately following sentence, no person or entity holding Rights may transfer, sell, assign, devise or bequeath any of such holder’s interest in his, her or its Rights, and the Company shall not register the transfer of such Rights, whether by sale, assignment, gift, devise, bequest, appointment or otherwise, except to a Permitted Transferee (as defined below) of such holder.  Upon the transfer by any holder of a Right to a person or entity who is not a Permitted Transferee, then such Right shall automatically be exchanged or converted for shares of Common Stock at the then effective Exchange Ratio.  For purposes of this Section 4, the term “Permitted Transferee” shall mean (i) the Company, (ii) a Qualified Subsidiary (provided that if at any time such Qualified Subsidiary ceases to be a Qualified Subsidiary such Rights will automatically convert into Common Stock), (iii) Intel Capital or (iv) Intel Corporation, a Delaware corporation and parent of Intel Capital.  Notwithstanding anything to the contrary set forth herein, the transfer agent shall not be required to register the transfer of such Rights or the Common Stock into which they are automatically exchanged unless concurrently with such transfer the certificate representing such Rights to be so transferred shall be surrendered and exchanged for a certificate representing the applicable number of shares of Common Stock into which such Rights are automatically exchanged by virtue of such transfer.

Subject to Section 4.10 of the Securities Purchase Agreement, nothing in this Section 4 shall be construed to prohibit Hedging Transactions (as defined in the Rights and Restrictions Agreement) with respect to securities of Micron provided that such transactions do not result in non-compliance with the foregoing restrictions insofar such provisions relate to, and are limited in their application to, the Transaction Related Securities (as defined in the Rights and Restrictions Agreement).

SECTION 5. Exercise of Rights.  Subject to the terms of this Agreement, each holder of a Rights Certificate shall have the right, which may be exercised commencing the date hereof and until 5:00 p.m., California time, on December 31, 2063 (the “Expiration Date”) to receive from the Company the number of fully paid and nonassessable Rights Shares (and such other consideration) which the holder may at the time be entitled to receive on exercise of such Rights.  Any Rights not exercised prior to 5:00 p.m., California time, on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.  The amounts payable to the Company under the Securities Purchase Agreement shall be the exercise price of the Rights, and no additional consideration is payable upon exercise of the Rights.

Rights may be exercised upon surrender to the Company at its office designated for such purpose (as provided in Section 12 hereof) of the Rights Certificate or Certificates to be exercised with the exercise notice attached thereto duly filled in and signed.

Subject to the provisions of Section 7 hereof, upon such surrender of Rights Certificates in accordance with the terms hereof, the Company shall issue and cause to be delivered, as promptly as practicable, to or upon the written order of the holder and in such name or names as such holder may designate a certificate or certificates for the number of full Rights Shares issuable upon the exercise of such Rights (and such other consideration as may be deliverable upon exercise of such Rights) and cash for fractional Rights Shares as provided in Section 6 hereof.  The certificate or certificates for such Rights Shares shall be deemed to have been issued and the person so named therein shall be deemed to have become a holder of record of such Rights Shares as of the date of the surrender of such Rights, irrespective of the date of delivery of such certificate or certificates for Rights Shares (the “Exercise Date”).

Each Rights Certificate shall be exercisable, at the election of the holder thereof, either in full or from time to time in part.  In the event that a Rights Certificate is exercised in respect of fewer than all of the Rights Shares issuable on such exercise at any time prior to the date of expiration of the Rights, a new certificate evidencing the remaining Rights will be issued and delivered pursuant to the provisions of this Section 5 and Section 2 hereof.

All Rights Certificates surrendered upon exercise of Rights shall be canceled and disposed of by the Company.  The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders during normal business hours at its office.

Notwithstanding the above, Rights may not be exercised for Common Stock unless and until the holder shall submit to the Company either evidence of compliance with the filing requirements of the HSR Act or a certificate of an officer of the holder to the effect that the acquisition of Common Stock upon exercise of the Rights does not require any filing under the HSR Act.

In the event that a Qualified Subsidiary that is a holder of Rights ceases at any time to be a Qualified Subsidiary, the Rights so held shall represent only the right to receive the Common Stock in to which they are exchangeable, and the Company shall deliver the shares of Common Stock issuable upon exchange thereof upon (i) surrender of the Rights Certificates to the Company, (ii) if required, the holder furnishing appropriate endorsements and transfer documents, and (iii) if required by Section 7, payment of all transfer and similar taxes if the shares of Common Stock are not being issued to the holder.

SECTION 6. Number of Rights; Adjustments to Rights; Dividends; Fractional Rights Shares.

(a)           Exchange Ratio. Each Right represents the right to receive one share of Common Stock, as adjusted in the manner provided below (“Exchange Ratio”).

(b)           Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion, exchange or exercise of Rights.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value of one share of Common Stock, as determined in good faith by the Board of Directors.  The Company shall, as soon as practicable thereafter, cause its transfer agent to issue and deliver at such office to such holder of Rights Certificates or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder or such holder’s nominee shall be entitled as aforesaid, together with cash in lieu of any fraction of a share.  The person or persons entitled to receive the shares of Common Stock issuable upon conversion, exchange or exercise of Rights shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Exercise Date.

(c)           Adjustment for Stock Splits, etc.  In case of any subdivision (by stock split, stock dividend or otherwise) of the Common Stock, the Exchange Ratio shall be proportionately increased, and conversely in the case of combination of the Common Stock (by reverse stock split or otherwise), the Exchange Ratio shall be proportionately decreased, with such adjustment to the Exchange Ratio to be effective immediately after the opening of business on the day following the day which such subdivision or combination, as the case may be, becomes effective.  In case of any reorganization, reclassification or change of shares of the Common Stock (other than a change in par value or from par value to no par value as a result of a subdivision or combination), or in the case of any consolidation of the Company with one or more corporations or a merger of the Company with another corporation (other than a consolidation or merger in which the Company is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of Common Stock), provision shall be made so that each holder of a Right shall have the right at any time thereafter as nearly as practicable, so long as the exercise or exchange rights hereunder with respect thereto would exist had such event not occurred, to exercise or exchange such Right into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock into which the Rights might have been converted immediately prior to such reorganization, reclassification, change, consolidation or merger.  In the event of such a reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion, exercise or exchange rights of the holders of Rights that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property (including cash) deliverable upon exercise of the Rights that might have been issued immediately prior to such event.

(d)           Dividends.  In the event that the Company declares a dividend or other distribution in respect of its Common Stock (other than a dividend payable in shares of Common Stock), the holders of Rights hereunder shall be entitled to receive such dividend or distribution as if the Rights had been exercised or converted immediately prior to the record date for such dividend or distribution.

(e)           Liquidation.  In the event that the Company liquidates, dissolves or winds-up, the holders of Rights hereunder shall be entitled to receive such proceeds, securities or other property as if the Rights had been exercised or converted immediately prior to the date on which such liquidation, dissolution or winding-up is to take place.

(f)            Rights Certificates Following Adjustments.  Irrespective of any adjustments in the number or kind of shares issuable upon the exercise or conversion of the Rights, Rights theretofore or thereafter issued may continue to express the same number and kind of shares as are stated in the Rights Certificate initially issuable pursuant to this Agreement.

SECTION 7. Payment of Taxes.  The Company will pay all documentary stamp taxes and other governmental charges (excluding all foreign, federal or state income, franchise, property, estate, inheritance, gift or similar taxes) in connection with the issuance or delivery of the Rights hereunder, as well as all such taxes attributable to the initial issuance or delivery of Rights Shares upon the exercise or exchange of Rights.  The Company shall not, however, be required to pay any tax that may be payable in respect of any subsequent transfer of the Rights or any transfer involved in the issuance and delivery of Rights Shares in a name other than that in which the Rights to which such issuance relates were registered, and, if any such tax would otherwise be payable by the Company, no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or it is established to the reasonable satisfaction of the Company that any such tax has been paid.

SECTION 8. No Redemption.  The Rights shall not be redeemable.

SECTION 9. Mutilated or Missing Rights Certificates.  If a mutilated Rights Certificate is surrendered to the Company, or if the holder of a Rights Certificate claims and submits an affidavit or other evidence satisfactory to the Company to the effect that the Rights Certificate has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Rights Certificate.  If required by the Company, such holder must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Company to protect the Company from any loss which it may suffer if a Rights Certificate is replaced.  If Intel Capital or any other institutional holder (or nominee thereof) is the owner of any such lost, stolen or destroyed Rights Certificate, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Rights Certificate at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Rights Certificate other than the unsecured written agreement of such owner to indemnify the Company from any loss which it may suffer if a Rights Certificate is replaced.

SECTION 10. Reservation of Rights Shares.  The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of enabling it to satisfy any obligation to issue Rights Shares upon exercise or exchange of Rights, the maximum number of shares of Common Stock which may then be deliverable upon the exercise or exchange of all outstanding Rights.  To the extent that the Rights Shares are listed on any national securities exchange, the Company shall use commercially reasonable efforts to cause all such securities issued or reserved for issuance to be listed on such exchange upon official notice of issuance.

The Company or, if appointed, the transfer agent for the Common Stock and each transfer agent for any shares of the Company’s capital stock issuable upon the exercise or exchange of any of the Rights (collectively, the “Transfer Agent”) will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.  The Company shall keep a copy of this Agreement on file with any such Transfer Agent.  The Company will supply any such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available all other consideration that may be deliverable upon exercise or exchange of the Rights.  The Company will furnish any such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 11 or Section 12 hereof.

The Company covenants that all Rights Shares and other capital stock issued upon exercise of Rights will, upon issuance thereof, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free, subject to Section 7 hereof, from all taxes, liens, charges and security interests with respect to the issue thereof.

SECTION 11. Notices to Rights Holders.  Upon any event affecting the number of shares of Common Stock receivable upon exercise or exchange of Rights, the Company shall promptly thereafter give to each of the holders at its address appearing on the Rights Register written notice of such events and the effect thereof on the Rights and the Rights Shares in accordance with the provisions of this Section 11.  Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 11.  The Company shall also provide notice to the holders of Rights of record dates or events with respect to which notice is given to other stockholders of the Company.  Such notice shall be given at the same time as notice is given to other stockholders.  The failure to give the notice required by this Section 11 or any defect therein shall not affect the legality or validity of any distribution, right, option, rights, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up or the vote on any action.

Nothing contained in this Agreement or in any Rights Certificate shall be construed as conferring upon the holders (prior to the exercise or exchange of such Rights) the right to vote, to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of Directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company; provided, however, that nothing in the foregoing provision is intended to detract from any rights explicitly granted to any holder hereunder.

SECTION 12. Notices to the Company and Rights Holders. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be delivered to the other party (a) in person; (b) by facsimile to the address and number set forth below, when promptly followed up by another of the delivery methods permitted by this Section 12; (c) by U.S. mail, registered or certified, return receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) by a national-recognized overnight delivery service that keeps records of deliveries and attempted deliveries (such as FedEx), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To Intel Capital:	To the Company:

Intel Capital Corporation	Micron Technology, Inc.
c/o Intel Corporation	8000 South Federal Way
Attn: Intel Capital Portfolio	P.O. Box 6
Manager	Boise, Idaho 83716-9632
2200 Mission College Blvd., M/S	Attn: Roderic W. Lewis, Esq.
RN6-46
Santa Clara, California 95052	Fax Number: (208) 368-4540

Fax Number: (408) 765-6038

with copies by e-mail to:	with a copy to:

portfolio.manager@intel.com	Wilson Sonsini Goodrich &
Rosati
650 Page Mill Road
Palo Alto, California 94304
Attn: John A. Fore, Esq.
Fax Number: (650) 493-6811

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 12 by giving the other party written notice of the new address in the manner set forth above.

SECTION 13. Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its respective successors and assigns hereunder.

SECTION 14. Termination.  This Agreement shall terminate on the date on which no Rights remain outstanding; provided, however, that notwithstanding any prior termination of this Agreement pursuant to this Section 14, if Additional Adjustment Rights are issued to Intel Capital or its Affiliates, this Agreement shall become effective as of the date of the issuance of such Additional Adjustment Rights with respect to such Additional Adjustment Rights, and this Agreement shall terminate on the date on which no Additional Adjustment Rights remain outstanding.

SECTION 15. Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Delaware without regard to provisions regarding choice of laws.

SECTION 16. Benefits of This Agreement; No Impairment.  Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the holders.  The Company shall not take any action which would have the effect of materially impairing the rights, privileges and preferences of the holders of the Rights set forth herein.

SECTION 17. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 18. Amendments and Waivers. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the party sought to be bound; provided, that any amendment or waiver sought from the holders of any provision of this Agreement which affects holders generally shall be given by holders of at least a majority of the Rights outstanding (or, in the case of amendments or waivers affecting holders of Rights Shares generally, by holders of at least a majority of the Rights and Rights Shares, taken as one class, with each Right and each Rights Share representing the right to one vote).  Any amendment or waiver so given shall be binding on all holders.  No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

SECTION 19. Legal Fees.  In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement or any units or securities of the Company issued or to be issued, the prevailing party, shall be paid by the other party a reasonable sum for attorney’s fees and expenses for such prevailing party.

SECTION 20. Dispute Resolution.  The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.  If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party shall nominate one senior officer of the rank of Vice President or higher as its representative.  These representatives shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute.  If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than litigation.  If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin litigation proceedings.  This procedure shall be a prerequisite before taking any additional action hereunder.

SECTION 21. Certain Definitions.

For purposes of this Agreement the following terms shall have the meanings set forth below.

Qualified Subsidiary.  Qualified Subsidiary shall have the meaning ascribed to such term in the Rights and Restrictions Agreement.

Securities Purchase Agreement.  Securities Purchase Agreement shall mean that certain Securities Purchase Agreement, dated September 24, 2003, as amended from time to time, by and between the Company and Intel Capital.

Securities Rights and Restrictions Agreement.  Securities Rights and Restrictions Agreement shall mean that certain Securities Rights and Restrictions Agreement, dated as of September 24, 2003, as amended from time to time, by and between the Company and Intel Capital.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

INTEL CAPITAL CORPORATION		MICRON TECHNOLOGY, INC.

By:	/s/ Arvind Sodhani	By:	/s/ W.G. Stover, Jr.
	Name: Arvind Sodhani		Name: W.G. Stover, Jr.
	Title: Vice President and Treasurer		Title:	Vice President of Finance and
Chief Financial Officer

{Signature Page to Stock Rights Agreement}

EXHIBIT A

[Form of Rights Certificate]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION. THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFER, INCLUDING ANY SALE, PLEDGE OR OTHER HYPOTHECATION, SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND INTEL CORPORATION, A COPY OF WHICH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS INSTRUMENT TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

No. R1	33,860,045 Rights

RIGHTS CERTIFICATE

MICRON TECHNOLOGY, INC.

This Rights Certificate certifies that Intel Capital Corporation, or registered assigns, is the registered holder of the number of Rights (the “Rights”) set forth above to receive Common Stock, $.10 par value per share (the “Common Stock”), of Micron Technology, Inc., a Delaware corporation (the “Company”).  Each Right entitles the holder upon exercise or exchange to receive from the Company one fully paid and nonassessable share (subject to adjustment as provided in the Rights Agreement referred to below) of Common Stock (a “Rights Share”), upon surrender of this Rights Certificate at the office of the Company designated for such purpose, but only subject to the conditions set forth herein and in the Rights Agreement referred to below.  The number of Rights Shares issuable upon exercise or exchange of the Rights are subject to adjustment upon the occurrence of certain events, as set forth in the Rights Agreement.  The Rights are exercisable or exchangeable at any time prior to 5:00 p.m., California time, on December 31, 2063.

The Rights evidenced by this Rights Certificate are part of a duly authorized issue of Rights, and are issued or to be issued pursuant to a Rights Agreement dated as of September 24, 2003 (the “Rights Agreement”), duly executed and delivered by the Company, which Rights Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Rights.  Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Rights Agreement.  A copy of the Rights Agreement may be obtained by the holder hereof upon written request to the Company.

The holder of Rights evidenced by this Rights Certificate may convert, exercise or exchange such Rights under and pursuant to the terms and conditions of the Rights Agreement by surrendering this Rights Certificate, with the form of notice of exercise properly completed and executed at the office of the Company designated for such purpose.  Notwithstanding the above, Rights may not be converted, exercised or exchanged for Common Stock unless and until the holder shall submit to the Company either evidence of compliance with the filing requirements of the HSR Act or a certificate of an officer of the holder to the effect that the acquisition of Common Stock upon exercise of the Rights does not require any filing under the HSR Act.

If upon any exercise of Rights evidenced hereby the number of Rights exercised shall be less than the total number of Rights evidenced hereby, the Company shall issue to the holder hereof or its registered assignee a new Rights Certificate evidencing the number of Rights not exercised.

Upon the transfer by any holder of a Right to a person or entity who is not a Permitted Transferee, then such Right shall automatically be exchanged or converted for shares of Common Stock at the then effective Exchange Ratio.

The Rights Agreement provides that upon the occurrence of certain events the number of Rights Shares issuable upon exercise or exchange of the Rights set forth on the face hereof may, subject to certain conditions, be adjusted.

The holder hereof will have certain registration rights and other rights and obligations with respect to the Rights Shares as provided in the Securities Rights and Restrictions Agreement, dated as of September 24, 2003, by and between the Company and the persons party thereto (the “Rights and Restrictions Agreement”).  Copies of the Rights and Restrictions Agreement may be obtained by the holder hereof upon written request to the Company.

Rights Certificates, when surrendered at the office of the Company by the registered holder thereof in person or by a legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Rights Agreement, but without payment of any service charge, for another Rights Certificate or Rights Certificates of like tenor and evidencing in the aggregate a like number of Rights.

Subject to the terms and conditions of the Rights Agreement, upon due presentation for registration of transfer of this Rights Certificate at the office of the Company, a new Rights Certificate or Rights Certificates of like tenor and evidencing in the aggregate a like number of Rights shall be issued to the transferee(s) in exchange for this Rights Certificate, subject to the limitations provided in the Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Rights Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof and of any distribution to the holder hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.  Neither the Rights nor this Rights Certificate entitles any holder hereof to any rights of a stockholder of the Company, except as specifically provided in the Rights Agreement with respect to dividends and distributions to stockholders.

IN WITNESS WHEREOF, Micron Technology, Inc. has caused this Rights Certificate to be signed by its Chairman of the Board, Chief Executive Officer, President or a Vice President and by its Secretary or an Assistant Secretary and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated: September 24, 2003

MICRON TECHNOLOGY, INC.

By:
	Name:	Steven R. Appleton
	Title:	Chairman, Chief Executive Officer and President

By:
	Name:	Roderic W. Lewis
	Title:	Vice President of Legal Affairs General Counsel and Corporate Secretary

FORM OF NOTICE OF EXERCISE OR EXCHANGE

[To Be Executed Upon Exercise or Exchange of Rights]

The undersigned hereby irrevocably elects to exercise the right, represented by this Rights Certificate, to receive                  shares of Common Stock in accordance with the terms hereof.  Evidence of compliance with or exemption from the requirements of the HSR Act must be provided.

The undersigned requests that a certificate for such shares be registered in the name of                         , whose address is                                        and that such shares be delivered to                                 , whose address is                                           .

If said number of shares is less than all of the shares of Common Stock receivable hereunder, the undersigned requests that a new Rights Certificate representing the remaining balance of such shares be registered in the name of                        , whose address is                                   , and that such Rights Certificate be delivered to                                  , whose address is                                             .

Signature(s):

NOTE:

The above signature(s) must correspond with the name written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatever.  If the Rights are held of record by two or more joint owners, all such owners must sign.

Dated:

B-1

FORM OF ASSIGNMENT

[To be signed only upon assignment of Rights Certificate]

FOR VALUE RECEIVED,                                               hereby sells, assigns and transfers unto                                               whose address is                                                  and whose social security number or other identifying number is                                                         , the within Rights Certificate, together with all right, title and interest therein and to the Rights represented thereby, and does hereby irrevocably constitute and appoint , attorney, to transfer said Rights Certificate on the books of the within-named Company, with full power of substitution in the premises.

Signature(s):

NOTE:

The above signature(s) must correspond with the name written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatever. If the Rights are held of record by two or more joint owners, all such owners must sign.

Dated:

B-2